EXHIBIT 99.8

Fresh Brands, Inc.
2215 Union Avenue
Sheboygan, Wisconsin 53081

Gentlemen:

     I hereby consent to the use of my name and all references to, and information about, me contained in the Company's Registration Statement of Fresh Brands, Inc. (the "Company") on Form S-4 and the accompanying Proxy Statement/Prospectus for the purpose of registering under the Securities Act of 1933, as amended, shares of the Company's common stock, par value $0.05 per share to be offered in exchange for shares of the common stock of Schultz Sav-O Stores, Inc. I also hereby consent to the use of this letter as an exhibit to said Registration Statement.

                                                     Very truly yours,

                                                     /s/ Steven R. Barth

                                                     Steven R. Barth
Dated April 26, 2001.